                                                                    Exhibit 11.1
Maxim Integrated Products, Inc.
Computation of income per share
 (amounts in thousands, except per share amounts)

                                                                         Three Months                Six Months
                                                                            Ended                       Ended
                                                                         December 31,                December 31,
                                                                         ------------                ------------
                                                                         1994         1995           1994         1995
                                                                        ------     --------       --------     --------
Weighted average shares outstanding                                      57,589       59,627         57,515       59,524

Add weighted average shares from assumed exercise
    of options and warrants when treasury shares are
    reacquired at average stock market price                             12,908       17,355         12,304       17,425

Less weighted average shares assumed repurchased
    from tax benefit from the assumed exercise
    of non-qualified stock options                                       (4,381)      (6,155)        (4,217)      (6,260)
                                                                      ---------     --------       --------     --------

Common and common equivalent shares used
     in computing income per share                                       66,116       70,827         65,602       70,689
                                                                      =========     ========       ========     ========


Net income applicable to computation of
    income per share                                                  $   8,930     $ 31,874       $ 17,234     $ 54,459
                                                                      =========     ========       ========     ========

Income per share                                                      $    0.14     $   0.45       $   0.26     $   0.77
                                                                      =========     ========       ========     ========


Note: All shares are adjusted to reflect the two for one stock split effective on December 13, 1995.